Exhibit (a)(1)(C)

LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS

FLIR SYSTEMS, INC.

Offer to Exchange Any and All 3% Senior Convertible Notes Due 2023,

CUSIP Nos. 302445 AA 9 and 302445 AB 7,

for cash and shares of Common Stock (including the accompanying preferred stock purchase rights) of FLIR Systems, Inc.

CUSIP No. 302445 101

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 9, 2009 UNLESS THE OFFER IS EXTENDED BY FLIR SYSTEMS, INC. (SUCH DATE AND TIME, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE NOTES HAVE BEEN ACCEPTED FOR EXCHANGE.

To The Depository Trust Company Participants:

We are enclosing herewith the documents listed below relating to the offer (the “offer”) by FLIR Systems, Inc., an Oregon corporation (“FLIR”), to exchange any and all of its 3% Senior Convertible Notes Due 2023 (the “Notes”) for cash and shares of its common stock, par value $0.01 per share (the “Common Stock”) (and accompanying preferred stock purchase rights) upon the terms and subject to the conditions set forth in the offer to exchange, dated February 5, 2009 (the “Offer to Exchange”), and in the accompanying letter of transmittal (the “Letter of Transmittal”). Certain terms used but not defined herein have the meanings ascribed to them in the Offer to Exchange.

Holders who validly tender Notes that are not validly withdrawn and are accepted for exchange by FLIR pursuant to the offer will receive $20.00 in cash and 90.1224 shares of Common Stock per $1,000 principal amount of Notes. No accrued interest will be paid in respect of any Notes accepted for exchange by FLIR pursuant to the offer.

As of the date of the Offer to Exchange, the conversion rate for the Notes is 90.1224 shares of our Common Stock per $1,000 principal amount, which is equivalent to a conversion price of $11.10 per share of Common Stock. A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by FLIR on the Expiration Date would receive the same number of shares of Common Stock as such holder would receive upon conversion of the Notes at the current conversion rate, plus a cash payment of $20.00 per $1,000 principal amount of Notes.

FLIR is requesting that you contact your clients for whom you hold Notes through your account with The Depository Trust Company (“DTC”) regarding the offer. For your information and for forwarding to your clients for whom you hold Notes through your DTC account, enclosed herewith are copies of the following documents:

1.	Offer to Exchange;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Instructions); and

3.	Letter that may be sent to your clients for whose accounts you hold Notes through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the offer.

We urge you to contact your clients promptly. Please note that the offer will expire on the Expiration Date, unless extended or earlier terminated in accordance with the Offer to Exchange. The offer is subject to certain conditions. Please see the sections of the Offer to Exchange entitled “Description of the Offer—Conditions to the Offer,” and “Description of the Offer—Extension, Termination or Amendment.”

To participate in the offer, a duly executed and properly completed Letter of Transmittal (or a manually executed facsimile thereof or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.

FLIR will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of the Notes pursuant to the offer. FLIR will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the offer, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Information Agent by calling Global Bondholder Services Corporation at (866) 470-4200.

The Exchange Agent is The Bank of New York Mellon Trust Company, N.A. and the Exchange Agent’s contact information can be found on the last page of the Offer to Exchange.

Very truly yours,

FLIR SYSTEMS, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FLIR, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE ACCOMPANYING LETTER OF TRANSMITTAL.

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